                                LICENSE AGREEMENT

     This Agreement, effective as of April __, 1996 ("Effective Date"), is made by and between:

      MICRODROP GMBH, Muehlenweg 143, D-22844 Norderstedt, Germany (hereinafter referred to as "Microdrop")

                                       and

      PACKARD INSTRUMENT COMPANY, INC., a State of Delaware corporation having its principal office at 800 Research Parkway, Meriden, Connecticut 06450, USA (hereinafter referred to as "Packard").

                              W I T N E S S E T H:

     WHEREAS, Microdrop owns production rights and valuable technology relating to a microvolume liquid dispensing head consisting of a glass capillary tip with ceramic piezo-electric activation;

     WHEREAS, Microdrop has heretofore granted to Packard an option to acquire an exclusive license from Microdrop for a specific field of use;

     WHEREAS, Packard desires to exercise its option; and

     WHEREAS, Microdrop and Packard desire to enter into the license as contemplated by the option agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

I.   DEFINITIONS

     In this Agreement, the following terms shall have the following meanings:

1.1. "Affiliate" shall mean any entity which controls, is controlled or is under common control with Microdrop or Packard. An entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of corresponding managing authority).

1.2. "Field of Use" shall mean all liquid handling applications in the life sciences research and/or clinical diagnostics markets.

1.3. "Licensed Microdrop Technology" shall mean any and all Technology owned or controlled by Microdrop during the term of this Agreement or any extension thereof, relating to the engineering, development, design, manufacture, production, use, operation, installation, sale or servicing of any Microdrop Product, including without limitation any such Technology developed during the term of the Option or during the term of this Agreement (including extensions). For purposes of the foregoing, "controlled by" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with or other arrangement with any third party.

1.4. "Licensed Packard Products" shall mean liquid handling products manufactured or sold by Packard, which incorporate one or more Microdrop Products and embody Microdrop Technology, and which are sold for use in the Field of Use. As used herein, the term "liquid handling products" shall mean products designed and used for the handling of liquids or fluids and shall include all component parts necessary to the functional operation of the liquid handling function, but shall not include products, parts of components that may form part of an integrated unit or system that are not functionally required for the liquid handling function.

1.5. "Microdrop Product" shall mean (i) a glass capillary dispensing head with ceramic piezo-electric activation, including without limitation tip, fluidic channels and drive electronics, and having the ability to dispense fluids over a range of volumes from picoliters to microliters, with picoliter resolution; (ii) any component thereof, and (iii) any improvement or modification thereto.

1.6. "Net Sales" shall mean [* * *]. A "sale" shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof.

1.7. "Option" shall mean the option granted by Microdrop to Packard pursuant to an Option Agreement dated September 18, 1995 to enter into the exclusive license described herein.

1.8. "Technical Information" shall mean written technical information describing the design, engineering, manufacture, production, use, operation, installation, sale and servicing of any Microdrop Product or any improvement or modification thereof.

1.9. "Technology" shall mean any trade secrets, know-how or proprietary information, whether or not reduced to writing, including, but not limited to, inventions, whether or not patentable, patents and patent rights, patent applications, licenses, software, programs, prototypes, designs, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists.

II.  OPTION EXERCISE

2.1. By its execution of this Agreement, Packard shall thereby be deemed to have exercised the Option and such execution by Packard shall be deemed to constitute the written notice specified in Article II.3. of the Option. Microdrop hereby


[* * *] Indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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

     acknowledges receipt from Packard of the Option fee described in Article III of the Option.

III. PRODUCTION, SHIPPING AND MANUFACTURING OBLIGATIONS OF MICRODROP

3.1. Microdrop shall sell and deliver to Packard Microdrop Products in such quantities and in accordance with purchase orders provided from time to time by Packard during the term of this Agreement and thereafter for so long as shall reasonably be required in order for Packard to establish a second source for such Microdrop Products pursuant to Article 3.4.

3.2. The price for Microdrop Products sold to Packard hereunder shall be the Fully-Loaded Cost therefor plus [* * *]. The Fully-Loaded Cost shall include: [* * *].

3.3. Microdrop warrants for [* * *] from shipment, solely to Packard and not to Packard's customers, that [* * *]. Microdrop shall, at its option, repair or replace at no expense to Packard any Microdrop Product returned under the foregoing warranty within thirty (30) days after Microdrop receives the returned Microdrop Products from Packard.

3.4. If (a) at any time Microdrop fails to deliver Microdrop Products to Packard within sixty (60) days of receipt of a bona fide order from Packard, or (b) this Agreement shall be terminated under Article 10.1 or
     Article 10.2 (except for termination by Microdrop for material breach by Packard), Microdrop shall, and hereby does, grant to Packard a non-exclusive, royalty-free, sublicenseable license to make, have made and use Microdrop Products in Licensed Packard Products and to sell and distribute Microdrop Products as a part of such Licensed Packard Products. In such event, Microdrop will use its best efforts to transfer all Technical Information and then existing raw material resources to Packard or its sublicensee.

3.5 Until the first commercial sale by Packard of a Licensed Packard Product, Microdrop reserves the right to sell Microdrop Products within the Field of Use (a) directly to customers in Europe; provided that Microdrop shall provide written notice to Packard of any sale or sales to a customer of four (4) or more Microdrop Products and (b) to customers outside of Europe; provided that Microdrop shall, prior to making any such sale, notify Packard in writing of the intended sale and seek Packard's advice with respect thereto. After the first commercial sale by


[* * *] Indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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     Packard of a Licensed Packard Product, Microdrop shall refer to Packard all potential sales of Microdrop Products, and all inquiries from customers or potential customers for Microdrop Products, worldwide within the Field of Use. If Packard shall notify Microdrop that it is unable to meet the needs of any such customer, Microdrop shall have the right to fill any order from such customer not filled by Packard provided that any new order or subsequent inquiry shall again be referred to Packard.

IV.  EXCLUSIVE LICENSE

4.1. Microdrop hereby grants to Packard an exclusive, worldwide, royalty-bearing license to use Microdrop Technology to make, have made and sell Licensed Packard Products for the Field of Use. Said license shall include the right of Packard to sublicense its Affiliates or third parties to distribute Licensed Packard Products.

V.   PAYMENTS AND ROYALTIES

5.1. In consideration of the rights and licenses granted hereunder, Packard shall pay to Microdrop the following amounts:

     (a) An initial payment in the amount of [* * *] to be paid in full within thirty (30) days after the Effective Date. Microdrop hereby acknowledges receipt of this payment;

     (b) A payment in the amount of [* * *], to be paid in full within thirty (30) days following the first commercial sale by Packard of a Licensed Packard Product;

     (c). Running royalties during the term of this Agreement (including any extensions) at the rate of [* * *] of Net Sales by Packard of Licensed Packard Products; and

     (d). An amount equal to [* * *] of all up-front licensing fees, option fees, and running royalties received by or due to Packard from any third party to which Packard sublicenses any of the rights licensed to Packard under Article 4.1 of this Agreement.

5.2. Royalties hereunder shall accrue with respect to Licensed Packard Products upon the date of shipment by Packard or its Affiliate of such product to the customer or other recipient thereof and shall be payable within thirty
     (30) days after the end of each calendar quarter with respect to the Licensed Packard Products shipped during such calendar quarter. Payment of royalties hereunder shall be made in United States dollars by wire transfer to an account at a United States banking institution designated by Microdrop.

5.3. Notwithstanding the provisions of Article 5.1 above, no royalties shall be payable by Packard with respect to transactions between Packard and its Affiliates in


[* * *] Indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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

     which Licensed Packard Products shall be for the internal use of Packard or any of its Affiliates and not for ultimate sale to any third party.

5.4. If the aggregate royalties accrued under Article 5.1 for any of the calendar years 1997 through 2006, inclusive, shall be less than the amount specified for such year below, then, unless Packard shall pay, as agreed minimum royalties for such year, the amount specified below for such year, by the due date for royalty payments specified in Article 5.2 above, the exclusive license granted to Packard pursuant to Article 4.1 above shall thereupon automatically be changed and converted to and shall become a non-exclusive license without further action of the parties hereto; provided, however, that if in any of the foregoing years Packard shall pay royalties in excess of the amount so specified, the amount of any such excess may be applied to the immediately preceding year or to any of the two (2) succeeding years in which the earned royalty did not amount to the amount specified for such year and any adjustment required hereby shall be made. The minimum royalties herein specified shall be as follows:

                        1997                    [* * *]
                        1998                    [* * *]
                        1999                    [* * *]
                        2000 and thereafter     [* * *]

VI.  FUTURE PRODUCTS

6.1. If Microdrop shall, during the term of this Agreement (including any extensions thereof), develop, either alone or in cooperation with any third party, any liquid handling product using [* * *] Microdrop agrees to offer to Packard a right of first refusal with respect to an exclusive license to make, have made, sell and distribute all such liquid handling products on substantially the same terms as set forth in this Agreement. Packard shall have a period of [* * *] days after written notice to it of such an opportunity, which notice shall describe the project in reasonable detail, to inform Microdrop whether or not it intends to enter into such an agreement. In the event that Packard decides not to enter into an agreement for such a new market segment, or if Packard shall not provide a response within [* * *] days, Microdrop shall be free to offer the project to any third party for distribution in the new market segment.

VII. RECORDS AND INSPECTION

7.1. Packard and Microdrop shall maintain complete and accurate records of all data necessary to calculate: royalties due under Article 5, in the case of Packard; and the transfer price of Microdrop Products under Article 3.2 in the case of Microdrop. Each party shall make such records available for inspection by authorized representatives of the other at such place or places where such records are customarily kept upon reasonable notice and at reasonable hours for the


[* * *] Indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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

     purpose of verifying the accuracy of royalty or transfer price calculations pursuant to this Agreement. Each party shall retain such records in its possession for a minimum period of three (3) years following the date of any payment the calculation of which is based in whole or in part upon such records. Each party agrees to hold strictly in confidence all information learned in the course of any inspection hereunder except to the extent that it is necessary for such party to reveal such information in order to enforce its rights under this Agreement.

VIII. INTELLECTUAL PROPERTY RIGHTS

8.1. Except as otherwise expressly provided in this Agreement, all rights, title and interest to any improvements to Packard technology and any new techniques and methods used to apply Packard technology made during the term of this Agreement (including extensions), whether made solely by Packard or by Microdrop, or jointly by any employees of Packard and/or Microdrop, and resulting from any collaboration or joint efforts pursuant to the Option or this Agreement shall be owned exclusively by Packard.

8.2. Except as otherwise expressly provided in this Agreement, all rights, title and interest to any improvements to Microdrop Technology and any new techniques and methods used to apply Microdrop Technology made during the term of this Agreement (including extensions), whether made solely by Microdrop or by Packard, or jointly by any employees of Microdrop and/or Packard, and resulting from any collaboration or joint efforts pursuant to the Option or this Agreement shall be owned exclusively by Microdrop.

IX.  LITIGATION

9.1. In the event of any claim, suit, litigation or other proceeding against Packard or any officer, director, employee or affiliate of Packard based in whole or in part on a claim of infringement or violation of a patent, trademark, copyright, or other intellectual property right of any third party arising from the rights licensed to Packard hereunder or the use of such rights by Packard (or any sublicensee), or the use or sale by Packard of any Microdrop Product, Microdrop agrees to provide Packard with its full support (technical advice, testimony, prior art, supporting documents, etc.) to defend its position.

X.   TERM; TERMINATION

10.1. The initial term of this Agreement shall be for a period from the Effective Date through December 31, 2006. Thereafter, the term shall be automatically extended for additional successive periods of one (1) year each unless either party shall give written notice to the other at least six (6) months prior to the end of the then existing term of its desire that the term not be further extended.

10.2. Either party shall have the right to terminate this Agreement at any time for a material breach of this Agreement by the other party, provided that the non-breaching party shall have first given ninety (90) days prior written notice to the


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      breaching party describing such breach and stating the non-breaching party's intention to terminate this Agreement if such breach remains uncured, and the breaching party thereafter fails to cure such breach.

10.3. Upon termination of this Agreement, all licenses in force at the time shall terminate concurrently, except (a) the license granted under Article
      4.1 (and the provisions of Article V) shall survive such termination, but shall automatically convert to a non-exclusive license unless the termination was by Packard for material breach by Microdrop, in which case the license shall remain exclusive as long as minimum royalty payments as specified in Article 5.4 are made; and (b) any license arising under the provisions of Article 3.4(b) upon termination shall survive such termination.

10.4. No termination hereunder shall constitute a waiver of any rights or causes of action that either party may have for any acts or omissions or breach hereunder by the other party prior to the termination date. Articles 3.3 and 3.4(b) and Articles VI, VIII, IX, X, XI, XII, and XIII (all paragraphs) shall survive any termination of this Agreement, as well as such other provisions as, by their intent or meaning, are intended to so survive.

10.5. Except as expressly provided otherwise herein, any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, new regulations or laws of any government; strikes or other concerted acts of workers; fire, floods, explosions; riots; wars; rebellion; and, sabotage, and any time for performances hereunder shall be extended by the time of delay reasonably occasioned by such occurrence.

XI.  CONFIDENTIALITY

11.1. Microdrop and Packard shall not disclose any confidential information of the other party received pursuant to this Agreement or otherwise, or use any such confidential information in any manner, or for any purpose, that is not expressly permitted hereby, without the prior written consent of such other party. These obligations shall not apply to: (a) information which is known to the receiving party at the time of disclosure or independently developed by the receiving party, and documented by written records; (b) information disclosed to the receiving party by a third party which has a right to make such disclosure; (c) information which becomes patented or otherwise part of the public domain without breach of this Agreement by the disclosing party; (d) disclosures of such confidential information to the affiliates or employees of the disclosing party on a need-to-know basis, provided the disclosing party takes reasonable precautions to preclude any further disclosures of such confidential information; or (e) disclosure of such confidential information to any regulatory body reasonably required pursuant to this Agreement or as required by applicable statute or regulation.


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

11.2. PUBLICITY: Neither party shall, in connection with its activities under this Agreement, use the name of the other party in any advertising, promotional or sales literature, or other publicity, without prior written consent obtained from the other party, which consent shall not be unreasonably withheld.

XII. NON-COMPETITION

12.1. For so long as Packard maintains its exclusive rights pursuant to Article 4,1, except as permitted under Article 3.5, Microdrop agrees that it will not work for, consult with or provide assistance to any person, company or entity engaged in the manufacture, development, marketing or distribution of liquid handling products used or useable in the Field of Use other than Packard. For purposes hereof, it is agreed that Microdrop will be deemed to be in violation of the foregoing if during the term of this Agreement any of its officers, while employed by Microdrop, serves as a Director, officer or employee of any corporation or other entity marketing products which compete with liquid handling products of Packard in the Field of Use or provides consulting services for any such corporation or other entity in connection with a specific product which is competing and which such Microdrop officer knows is intended to compete, with any liquid handling product of Packard in the Field of Use.

12.2. Microdrop acknowledges and agrees that the extent of damage to Packard in the event of a breach by it of the covenant not to compete contained in this Article 12.2. would be difficult or impossible to ascertain in that there would be no adequate remedy at law available to Packard in the event of such breach. Consequently, Microdrop agrees that, in the event of such breach, Packard shall be entitled to enforce the covenants contained in this Article XII by injunctive or other equity relief in addition to receiving damages or other relief to which Packard may be entitled.

XIII. GENERAL

13.1. This Agreement shall be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party (not to be unreasonably withheld), and any such attempted assignment shall be void; provided, that either party may assign this Agreement as part of a merger or consolidation in which the surviving entity assumes all of such party's rights and obligations hereunder or a sale of substantially all of the assets of such party to which this Agreement relates.

13.2. Except as otherwise provided specifically herein, any controversy or claim under this Agreement shall be settled by arbitration pursuant to the rules of the commercial arbitration association in the United Kingdom (the "Association"); provided that the parties shall first use their best efforts to resolve such dispute by negotiation. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the Association. The decision reached by the


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      arbitrator shall be conclusive and binding upon the parties hereto and may be filed with the clerk of any court of competent jurisdiction, and a judgment confirming such decision may, if desired by any party to the arbitration, be entered in such court. Each of the parties shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim hereunder or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) against the party raising such unreasonable claim, defense or objection. Nothing herein set forth shall prevent the parties from settling any dispute by mutual agreement at any time.

13.3. Any legal or other formal notices under this Agreement shall be in writing and shall be hand delivered, or sent either by registered mail, return receipt requested, or other method capable of providing reasonable proof of receipt thereof, to the attention of the party receiving such communication at the address first set forth or at such other address as either party may in the future specify to the other party.

13.4. This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom, without regard or giving effect to its principles of conflict of laws.

13.5. No modification, supplement to or waiver of this Agreement or any addendum hereto or any of their provisions shall be binding upon a party hereto unless made in writing and duly signed by the party to be charged herewith. In no event may the terms of this Agreement be changed, deleted, supplemented or waived by any notice, purchase order, receipt, acceptance, bill of lading or other similar form of document. A failure of either party to exercise any right or remedy hereunder, in whole or in party, or on one or more occasions, shall not be deemed either a waiver of such right or remedy to the extent not exercised, or of any other right or remedy, on such occasion or a waiver of any right or remedy on any succeeding occasion.

13.6. This Agreement, and each addendum hereto, and each supplemental written agreement contemplated hereunder, set forth the entire understanding and agreement of the parties as to the subject matter thereof, and there are no other understandings, representations or promises, written or verbal, not set forth therein or on which either party has relied.

13.7. This Agreement is intended to be severable. If any provision(s) of this Agreement are or become invalid, are ruled illegal by a court of competent jurisdiction or are deemed unenforceable under the current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of the Agreement shall not be affected thereby and shall continue to be construed to the maximum extent permitted by law at such time. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there shall be substituted or added as part of this Agreement by


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      such court of competent jurisdiction a provision which shall be as similar as possible, in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.


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     IN WITNESS WHEREOF, the undersigned parties, acting through their duly authorized representatives, have executed this Agreement in multiple counterparts.

MICRODROP, GmBH
By: /s/ Michael Doering
   ---------------------------------
Name: Michael Doering
     -------------------------------
Title: Managing Director
      ------------------------------

Date:  6/5/1996
     -------------------------------
PACKARD INSTRUMENT COMPANY, INC.
By: /s/ Richard T. McKernan
   ---------------------------------
Name: Richard T. McKernan
     -------------------------------

Title: President
      ------------------------------
Date: June 15, 1996
     -------------------------------


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